Bemax Launch Ecommerce Store

Dallas, G.A., October 15, 2015 /PRNewswire/ -- Bemax, Inc. (OTCBB: BMXC), a global distribution company focused on exporting and distribution of disposable baby diapers, today announced the launch of its new ecommerce website bemaxinc.com/store. Bemax new site provides quick and intuitive access to our private-labels and enhances the quality and availability of our Mother’s Choice and Mother’s Touch labels to our customers.

The new website bring Bemax to revenue generating stage, better communicates to prospective customers and stakeholders of what Bemax can bring to market – a leading edge, cost effective disposable diaper for the consumable and household markets. The new website will serve and receive purchase orders from our wholesale and retail customers respectively.

"Our new website store reflects the direction we are heading and reinforces our dedication to our expansion plans. By shifting the focus to the benefits that people can gain with our private-label products, we are showing how our user-friendly, cost effective brands can fit into daily lives of users of our private-labels," commented Taiwo Aimasiko, Bemax President and CEO. "As we move toward the anticipated revenue generating stage of our business, we are eager to increase shareholders’ value and consistently communicate sales updates directly to the public in a timely manner”.

About Bemax Inc.

Bemax Inc. export Disposable Baby Diapers from U.S. and Canada and distribute in London, and South Africa and other emerging markets. We also export from manufacturers from Asia and distribute to other growing Markets.  Bemax focus on extensive and far-reaching global network among wholesalers, large discounting retailers and supermarkets as well as entry into the ecommerce arena to reach households directly through subscription orders. We focus to supply our clients with disposable baby diapers from manufacturers in North America where quality is superior. Please visit the company website at www.bemaxinc.com.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our ability to continue to enhance our products and systems to address industry changes, our ability to expand our customer base and retain existing customers, our ability to effectively compete in our market segment, the lack of public information on our company, our ability to raise sufficient capital to fund our business, operations, our ability to continue as a going concern, and a limited public market for our common stock, among other risks. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For information, please contact:
Taiwo Aimasiko
President
Bemax Inc.
625 Silver Oak Drive
Dallas, GA 30132
Telephone: +1(770)401-1809
admin@bemaxinc.com